Exhibit 5.1

[Letterhead of Andrew M. Paalborg, Esq.]

March 21, 2013

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, Assistant General Counsel and Assistant Secretary of Mattel, Inc., a Delaware corporation (the “Company”). I am delivering this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $100,000,000 in deferred compensation obligations and of $2,000,000 in deferred compensation obligations (collectively, the “Obligations”) under the Mattel, Inc. Deferred Compensation and PIP Excess Plan, as amended, and the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors, as amended (the “Directors Plan,” and collectively, the “Plans”), respectively, and 500,000 shares (the “Shares”) of the common stock, par value $1.00 per share, of the Company under the Directors Plan. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the Obligations and the Shares.

In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof, as I have deemed necessary under the circumstances. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies. With your consent I have relied upon certificates of an officer of the Company and others with respect to certain factual matters. I have not independently verified such factual matters.

Subject to the foregoing and subject further to the assumptions set forth below and in reliance thereon, I am of the opinion that, as of the date hereof, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and issued by the Company against payment therefor in the circumstances contemplated by and in accordance with the terms of the Plans, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable.

Subject to the foregoing and subject further to the assumptions set forth below and in reliance thereon, I am of the opinion that, as of the date hereof, the Obligations, as such Obligations are described in the Registration Statement and incurred in accordance with the terms of the Plans, and subject to the Company completing all action and proceedings required on its part to be taken under the terms of the Plans, are legally valid and binding obligations of the Company. My opinion is subject to the following limitations, qualifications and exceptions: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (b) the effect of general principles of equity whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; (c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and (d) certain rights, remedies and waivers contained in the Plans may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render these Plan invalid or unenforceable as a whole. In addition, I express no opinion with respect to any obligations or liabilities of any other person or entity under the Plans.

With respect to the opinions expressed above, I am opining as to the effect on the subject transaction only of the laws of the State of California, the General Corporation Law of the State of Delaware (the “DGCL”) insofar as the DGCL relates to corporate formalities, including statutory and reported decisional law thereunder, and, to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. My opinion is based upon my consideration of only those statutes, regulations and reported decisional law, which in my experience are normally applicable to deferred compensation plans. I am not providing an opinion as to (i) the applicability of ERISA to the Plans, (ii) whether the Plans are being operated in accordance with ERISA, to the extent applicable, or (iii) whether the employees whom have been selected pursuant to the terms of the Plans to participate in the Plans would constitute a “select group of management or highly compensated employees” within the meaning of ERISA.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ ANDREW M. PAALBORG
Andrew M. Paalborg, Esq.

Vice President, Assistant General Counsel and Assistant Secretary